As filed with the Securities and Exchange Commission on February 19, 2003 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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Incorporated Under the Laws of Ohio	INFINITY PROPERTY AND CASUALTY CORPORATION 2204 Lakeshore Drive Birmingham, Alabama 35209	I.R.S. Employer Identification No. 03-0483872

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INFINITY PROPERTY AND CASUALTY CORPORATION
DEFERRED COMPENSATION PLAN

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Samuel J. Simon, Esq.
Senior Vice President, General Counsel & Secretary
Infinity Property and Casualty Corporation
One East Fourth Street
Cincinnati, Ohio 45202
(513) 579-2542
(Agent for Service of Process)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Deferred Compensation Obligations	$10,000,000	$1.00	$10,000,000	$920

(1)	This Registration Statement is filed for up to $10,000,000 in Deferred Compensation Obligations issuable pursuant to the Infinity Property and Casualty Corporation Deferred Compensation Plan.

(2)	Estimated solely for purposes of calculating registration fee.

(3)	Registration fee has been calculated pursuant to Rule 457(h).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        The following document filed by Infinity Property and Casualty Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part hereof: Prospectus dated February 12, 2003 filed pursuant to Rule 424(b)(1), Registration No. 333-100459.

        All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.    Description of Securities

        Under the Infinity Property and Casualty Corporation Deferred Compensation Plan (the “Plan”), the Registrant will provide eligible employees the opportunity to defer a specified percentage of their cash compensation. Eligible employees may elect to have earnings credited to such employee’s interest-bearing deferred compensation account.

        The obligation of the Registrant ultimately to pay such deferred amounts in accordance with the Plan (the “Deferred Obligations”) will be unsecured general obligations of the Registrant and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

        The amount of compensation to be deferred by each participating employee will be determined in accordance with the Plan based on elections by the employee. Each distribution under either Plan will be made on a date selected by the employee participant in accordance with the terms of the Plan.

        The accounts of participants will be adjusted to earn interest at a rate determined by the Board of Directors of the Registrant. Such obligations will be denominated and by payable in United States dollars.

        Any participant’s right or the right of any other person to the Deferred Obligations cannot be transferred, pledged, or encumbered except by a transfer pursuant to a written designation of beneficiary under the Plan.

        The Deferred Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participating employees, at the option of the Registrant or through operation of a mandatory or optional sinking fund of analogous provision. However, the Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall reduce retroactively the right of an employee participant to the balance of his or her deferred account as of the date of such amendment or termination.

        The Deferred Obligations are not convertible into another security of the Registrant. The Deferred Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Deferred Obligations, and each employee participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Obligations, enforcing covenants and taking action upon a default.

Item 5.    Interests of Named Experts and Counsel

        The legality of the securities offered hereby will be passed upon for the Registrant by Keating, Muething & Klekamp, P.L.L., 1400 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202.

Item 6.    Indemnification of Directors and Officers

        Ohio Revised Code, Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless deemed by the court. The right to indemnification is mandatory in the case of a director or officer who is successful on the merits or otherwise in defense of any action, suit or proceeding or any claim, issue or matter therein. Permissive indemnification is to be made by a court of competent jurisdiction, the majority vote of a quorum of disinterested directors, the written opinion of independent counsel or by the shareholders.

        The Registrant’s Regulations provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law.

Item 7.    Exemption from Registration Claimed

      Not applicable.

Item 8.    Exhibits

5	Opinion of Keating, Muething & Klekamp, P.L.L.
10	Infinity Property and Casualty Corporation Deferred Compensation Plan
23.1	Consent of Keating, Muething & Klekamp, PLL (contained on Exhibit 5).
23.2	Consent of Ernst & Young LLP
24	Power of Attorney (contained on the signature page).

Item 9.    Undertakings

        9.1    The Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

1.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

2.	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

3.	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        9.2    The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        9.3    The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        9.4    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        9.5    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on February 19, 2003.

INFINITY PROPERTY AND CASUALTY CORPORATION By:/s/Samuel J. Simon Samuel J. Simon Sr. Vice President, General Counsel & Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person below whose signature is preceded by an (*) hereby constitutes and appoints Roger Smith and Samuel J. Simon, or any of them, his true and lawful attorney and agent, to sign all amendments to this Registration Statement as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933.

Signature	Capacity	Date
*/s/James R. Gober James R. Gober	Chief Executive Officer, President and Director (principal executive officer)	February 19, 2003
*/s/Roger Smith Roger Smith	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	February 19, 2003
* Keith A. Jensen	Director	February 19, 2003
* Carl H. Lindner III	Director	February 19, 2003
*/s/Ethan Jackson Ethan Jackson	Director	February 19, 2003
*/s/Gregory C. Thomas Gregory C. Thomas	Director	February 19, 2003
*/s/Gregory G. Joseph Gregory G. Joseph	Director	February 19, 2003
*/s/Thomas A. Hayes Thomas A. Hayes	Director	February 19, 2003

SIGNATURES

        The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on behalf of the Plan by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on February 19, 2003.

INFINITY PROPERTY AND CASUALTY CORPORATION DEFERRED COMPENSATION PLAN By:/s/Samuel J. Simon Samuel J. Simon Plan Administrator